    CONFIDENTIAL TREATMENT STATEMENT:  CERTAIN INFORMATION HAS BEEN OMITTED FROM
    --------------------------------
THIS AGREEMENT PURSUANT TO AN APPLICATION FOR AN ORDER GRANTING CONFIDENTIAL TREATMENT TO SUCH INFORMATION. THE OMITTED PORTIONS OF THIS AGREEMENT ARE DENOTED BY THE MARK "[CONFIDENTIAL TREATMENT REQUESTED--SEE CONFIDENTIAL TREATMENT STATEMENT ON PAGE ONE HEREOF]" AND HAVE BEEN FILED SEPARATELY WITH
THE COMMISSION.

                                                                   EXHIBIT 10.10


               S0FTSENSE COMPUTER PRODUCTS INC. COMPU-TOUCH/(R)/

           S0FTWARE LICENSE, SUPPORT AND EQUIPMENT PURCHASE AGREEMENT
           ----------------------------------------------------------

     THIS SOFTWARE LICENSE, SUPPORT AND EQUIPMENT PURCHASE AGREEMENT (this "Agreement") is entered into this 27th day of May, 1994, (the "Execution Date") between SOFTSENSE COMPUTER PRODUCTS INC., a New York corporation, with its principal place of business at 1155 Hammond Drive, Suite E-5200, Atlanta, Georgia 30328 (hereinafter "Softsense"), and Emro Marketing Company, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 500 Speedway Drive, Enon, Ohio 45323 (hereinafter "Customer"). Except as may otherwise be stated herein or as hereafter may be agreed by the parties, this Agreement shall be deemed effective as of August 13, 1993 (the "Effective Date"). Without limiting the applicability of this Agreement to transactions occurring on or after the Execution Date, all transactions of the type contemplated by this Agreement having occurred on or after the Effective Date and before the Execution Date shall be deemed to be, and have been, subject to the terms and conditions hereof.

     NOW, THEREFORE, for and in consideration of the mutual promises, warranties, and representations set forth in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1.  BACKGROUND.  Softsense is the developer and owner of copyrighted Open
         ----------
Architecture computer programs (and associated copyrighted documentation) operable on Open Architecture, IBM compatible microcomputer equipment, which are designed for use in managing convenience stores and similar retail establishments and which together are commonly referred to as Compu-Touch Software. The purpose of this Agreement is to establish terms and conditions which will apply, as appropriate, to the current and future licensing of Compu-Touch Software, support of Compu-Touch Software and the purchase, staging, support and maintenance of computer Equipment to be used in conjunction with Compu-Touch Software.

     2.  DEFINITIONS.  In this Agreement, the following terms shall have the
         -----------
meanings set forth below:

         2.1 "Enhancement" shall mean any minor change or addition to the Software that, when made, adds new function or improves the Software's utility, efficiency, functional capability or application, but that does not constitute solely an Error Correction. "Enhancement" does not include separately priced or separately marketed computer programs, even if such computer programs are designed to interface with the Software.

         2.2 "Equipment" shall mean the computer equipment, parts and supplies purchased from Softsense by the Customer hereunder.

         2.3 "Error" shall mean any failure of the Software to conform in all material respects to the specifications for the Software published from time to time by Softsense and provided to the Customer.

         2.4 "Error Correction" shall mean either a modification or addition that, when made or added to the Software, establishes material conformity of the Software to its specifications, or a procedure or routine that helps eliminate the practical adverse effect on the Customer of such nonconformity.

         2.5 "Releases" shall mean new versions of the Software, which new versions may include both Error Corrections and Enhancements.

         2.6 "Order" shall mean a Customer issued purchase order in substantial conformity with the purchase order attached hereto and marked as Exhibit A which when accepted by Softsense shall bind the parties hereto to the terms of this Agreement and the terms on the face of the purchase order with respect to Software and/or Equipment listed thereon. An Order which has been signed by Softsense and returned to Customer or upon which Softsense has issued an invoice to Customer or upon which Softsense has otherwise commenced performance shall be considered accepted by Softsense ("Accepted Order"). In addition to identifying subject Software and Equipment, the Order shall identify the applicable pricing Addendum to this Agreement and shall detail delivery date and Customer location for Software and/or staged Equipment. Only those terms on the face (not back) of the Accepted Order shall be enforceable and a statement thereon shall so note.

         2.7 "Software" shall mean only the Softsense developed and owned computer programs designed for use in managing convenience stores and similar retail establishments licensed to the Customer under this Agreement, consisting solely of machine readable computer code for operation with Open Architecture, IBM-compatible computer equipment. "Software" is intended to include Softsense's copyrighted user manuals and other written materials including specifications relating to the Software. "Software" shall also include Enhancements, Releases, Error Corrections, modifications, revisions, conversions, upgrades, or additions to the Software that are made available to the Customer as part of the support services provided by Softsense hereunder. "Software" shall not include computer programs developed by Softsense at the specific request of Customer, for use either in conjunction with Software or otherwise, and in respect of which Softsense and Customer have specifically agreed in writing on a case-by-case basis that ownership rights, as between Softsense and Customer, shall be in Customer.

         2.8 "Open Architecture", in relation to Equipment and third party hardware, shall mean that any and all components of Equipment can be replaced by third-party hardware components which at a minimum meet the specifications and protocols, as designated by Softsense, for the Equipment and that such replacement components will function in a manner equal to or better than would the Equipment in running the Software or other Open Architecture computer program applications which are IBM compatible. "Open Architecture", in relation to Software and other computer program applications, shall mean that the Software or other computer programs shall be capable of operating to their fullest potential on third-party Open Architecture IBM compatible hardware, and components thereof, which at a minimum meet the specifications and protocols for the Equipment which are provided to Customer pursuant to this Agreement.

         3.  S0FTWARE AND EQUIPMENT; ORDERING AND PAYMENT. Specific Software and
             --------------------------------------------
Equipment may be ordered by the Customer under this Agreement by complying with the ordering procedures mutually agreed upon by Softsense and the Customer, which, at a minimum, will require Customer's submission of a signed Order to Softsense and Softsense's acceptance thereof pursuant to Paragraph 2.6 above. Unless otherwise agreed to by the parties, the Accepted Order shall serve to perfect licensing of the Software at each Customer location ("Licensed Site") listed in the Accepted Order effective as to each Licensed Site upon delivery of the Software to such Licensed Site. Except as may otherwise be agreed by the parties, payment terms shall be net 30 days from date of invoice but, unless delivery is delayed beyond that set forth in the Accepted Order at the request or by other actions of Customer, no earlier than 10 days after delivery.

     4.  SOFTWARE.
         --------

         4.1  Licenses.
              --------

              4.1.1 Subject to compliance by the Customer with the terms hereof, including payment of all license fees set forth herein, Softsense hereby grants to the Customer, a nonexclusive, nontransferable and nonassignable (except as permitted by Section 19), limited license to install, use and execute the Software at each Licensed Site solely in support of the Customer's business activities and, with respect to the Software program titled "Home Office Application Module", to use such program at its office location(s) and, as appropriate and as contemplated by said Software, at Licensed Sites where other Software programs are licensed. The Customer acknowledges and agrees that a separate license from Softsense is required for each Customer location where the Software will be used, as designated in applicable Accepted Orders. The Customer may make one master copy of the Software for "archival" or "back-up" purposes only, which Customer may use with respect to any Licensed Site provided such copy is labeled with Softsense's name and the version of the Software copied and the label contains Softsense's copyright notices.

              4.1.2 Notwithstanding the license granted in Paragraph 4.1.1, no license is granted to the Customer to copy, reproduce or modify the Software, or to adapt, transcribe, or merge the Software or any portion thereof, except with Softsense's express written consent. The Customer has no right to market, sell, sublicense, disseminate, distribute or otherwise transfer the Software or any portion thereof, unless expressly authorized by Softsense in an Addendum to this Agreement. The Customer shall not decompile, disassemble or reverse engineer the Software, or attempt to do so.

              4.1.3 With respect to computer programs provided by Softsense other than the Software, and other than computer programs owned by Customer for which no license shall be required, any right and license to use such computer programs will be specified on the license agreement provided by the manufacturer of such computer programs which Softsense shall cause to be issued and delivered or transferred to Customer.

              4.1.4 The licenses for Software granted to the Customer hereunder is limited to the United States and the Software shall not be used outside the United States without first notifying and obtaining Softsense's consent, which consent will not be unreasonably withheld by Softsense, after taking into consideration, among other factors, the extent of legal protection provided to intellectual property by the country where the Customer desires to use the Software.

         4.2  SOFTWARE SOURCE CODE.
              --------------------

              4.2.1 Subject to compliance by the Customer with the terms hereof, Softsense hereby grants to the Customer, a non-exclusive, nontransferable and non-assignable (except as permitted by Section 19) limited license in the source code versions of the Software, all protocols regarding Software and Equipment not otherwise provided to Customer pursuant to this Agreement and all associated documentation (collectively, the "Source Code"), for the purposes of supporting customer's internal use of the Software licensed to Customer under Paragraph
4.1.1 hereof under those circumstances
where Customer would be entitled to receive copies of the Source Code versions of the Software and all associated documentation. Nothing in the limited license granted in this Paragraph 4.1.5 shall entitle Customer to make copies of the Software other than as may be permitted under the terms of this Agreement without paying the appropriate license fee to Softsense or to its successors or assigns. Customer shall be entitled to receive a copy of the Source Code version of each Software program then currently licensed and installed at Licensed Sites and at its office location(s) (along with any protocols and associated documentation) only in the event that Softsense is unable or unwilling to (i) substantially fulfill its obligations under the terms of its warranty set forth in Paragraph 4.4.1 hereof or (ii) substantially fulfill its obligations to provide Software support services under the provisions of Section 6 hereof including, without limitation, Softsense's termination, pursuant to Section 11 hereof, of the Software maintenance and support provisions other than for cause, and fulfillment of such obligations are not available from a successor or assignee of Softsense acceptable to Customer (which acceptance shall be in writing and which acceptance shall not be unreasonably withheld) under terms and conditions substantially the same as set forth herein as pertains to the fulfillment of such obligations. Upon receipt of the Source Code version of any Software program, Customer agrees to protect same in accordance with the provisions of Section 8 hereof, specifically taking such action as may be reasonably required to preserve the confidential and trade secret nature of any Source Code.

              4.2.2 Until such time as Customer shall become entitled to receive the Source code version of any or all Software licensed and installed at a Licensed Site or at Customer's office location(s), as applicable, appropriate Source Code versions of the Software shall be placed in escrow, at Softsense's sole cost with an escrow agent mutually acceptable to both parties under such terms and conditions that are in conformity with the provisions of this Agreement and which otherwise are mutually agreeable to the parties and the escrow agent. Within two (2) days of delivery of the Source Code version or versions of the Software (including any protocols or associated documentation and any modifications or upgrades to the Source Code, protocols or associated documentation) to the escrow agent, Softsense shall notify Customer in writing as to which Source Code version or versions have been so delivered. Customer may confirm delivery of the Source Code version or versions to the escrow agent by any reasonable means at Customer's sole cost and expense; provided, however that confirmation by inspection of the Source Code by Customer or its agent shall only be with the written consent of Softsense, which consent shall not be unreasonably withheld.

              4.2.3 Customer shall be entitled to give the escrow agent a written Notice of Instructions to Release Source Code ("Release Notice") upon the occurrence of any event described in Paragraph 4.2.1 hereof that would entitle Customer to receive any Source Code version or versions. Such Release Notice shall be delivered to the escrow agent with a copy sent to Softsense. In order for a Release Notice to be effective it must be in substantial compliance with the following requirements:

        (i) Be clearly and conspicuously labeled "Notice of Instructions to Release Source Code";

        (ii) Specifically refer to this Agreement by Execution Date and by identification of the parties;

        (iii) Specifically refer to any written escrow agreement executed in connection herewith by Execution Date and by identifying the parties and the escrow agent;

          (iv) Specify the nature and circumstances of the event(s) or condition(s) described in Paragraph 4.2.1 hereof that entitle Customer to receive the source code version or versions of the Software;

          (v) Specifically identify the Software and version or versions thereof for which the Source Code is being sought;

          (vi) Demand delivery of the relevant Source Code version or versions.

        4.2.4 Customer shall provide escrow agent with evidence of Softsense's receipt of the Release Notice, including evidence of the date of such receipt, or, alternatively, evidence of Customer's good faith attempts to provide such Release Notice to Softsense pursuant to the terms of Section 16 hereof when receipt of such Release Notice is either refused by Softsense or otherwise such Release Notice was undeliverable to Softsense. Except as may be otherwise provided hereafter in this Section 4.2, twenty-one (21) days after the earlier of (a) Softsense's receipt of the Release Notice, (b) the date upon which Softsense refused receipt of the Release Notice or (c) the date upon which the escrow agent received evidence from Customer of Customer's good faith attempt to deliver the Release Notice to Softsense which Release Notice was undeliverable, escrow agent shall distribute, deliver and transfer the Source Code version or versions demanded in the Release Notice to Customer and shall simultaneously deliver to Softsense a written notice evidencing such delivery.

        4.2.5 Softsense shall have twenty-one (21) days after receipt of its copy of the Release Notice (the "Cure Period") to use its reasonable efforts to determine the grounds upon which Customer claims it is entitled to the demanded Source Code version or versions and to cure any problems giving rise to the Release Notice. To such ends, Customer shall co-operate with any reasonable request of Softsense during the Cure Period. In the event that Softsense, in good faith, believes it has cured or corrected the event(s) or condition(s) allegedly giving rise to the Release Notice, Softsense shall deliver to the escrow agent a letter specifying the cure or correction to the event(s) or condition(s) allegedly giving rise to the Release Notice ("Cure Notice") with a copy of such Cure Notice being sent or delivered to Customer. If upon receipt of the Release Notice Softsense believes, in good faith, that the event(s) or condition(s) alleged in the Release Notice giving rise to such Release Notice did not occur or do not exist or otherwise are events or conditions that are not sufficient to entitle Customer to receive the demanded Source Code version or versions, Softsense shall deliver to the escrow agent, prior to the expiration of the Cure Period, a letter stating specifically the basis and reasons for which it believes that Customer is not entitled to the demanded Source Code version or versions ("Objection Notice") with a copy of such Objection Notice to be sent or delivered to Customer. In the event that Softsense has refused receipt of a Release Notice or in the event that a Release Notice to Softsense was undeliverable after Customer's good faith efforts to deliver such Release Notice, the Cure Period shall commence on either the date receipt of the Release Notice was refused or the date upon which Customer provided escrow agent with evidence that the Release Notice was undeliverable, whichever is appropriate.

        4.2.6 Notification to the escrow agent as called for in this Section 4.2 shall be either by hand delivery or by certified mail, postage prepaid, return receipt requested. Notification to either party as called for in this Section
4.2 shall be in accordance with the provisions of Section 16 hereof. Where such notice or notification to a party is a copy of a notice or notification to the escrow agent it shall be delivered or mailed no later than two (2) business days after notification has been delivered or sent to the escrow agent. Either party may withdraw its Release Notice, Cure Notice or

Objection Notice at any time by giving written notice of such withdrawal to the escrow agent with a copy of such withdrawal sent to the other party. The parties agree to act in good faith and reasonably with respect to the issuance of any Release Notice, Cure Notice or Objection Notice and to use their best efforts to insure that there is a justifiable basis for issuing such notices and that such justification is reasonably set forth in such notices.

          4.2.7 In the event that the escrow agent has received a Release Notice and, in a timely manner, has received either a Cure Notice or an Objection Notice and if neither Customer's or Softsense's notice is withdrawn within ten
(10) days of the escrow agent's receipt of the later of such notices, the escrow agent shall immediately refer the dispute to binding arbitration as provided herein. The arbitration proceeding shall be conducted, in accordance with the commercial rules of the American Arbitration Association then prevailing, by a panel of not less than three (3) arbitrators appointed by the American Arbitration Association, at least one of whom must have substantial experience in the field of computer software technology and licensing. The sole issue(s) for arbitration shall be whether an event or condition giving rise to a Release Notice has occurred, whether Customer correctly provided the escrow agent and Softsense with the Release Notice and, when appropriate, whether Softsense properly and timely cured or corrected the event(s) or condition(s) allegedly giving rise to the Release Notice.

          4.2.8 If the arbitrators determine that event(s) or condition(s) giving rise to a Release Notice occurred and that Customer acted correctly in providing the escrow agent and Softsense with copies of the Release Notice and that Softsense did not properly and timely cure or correct the event(s) or condition(s) allegedly giving rise to the Release Notice then the arbitrators shall notify the parties and the escrow agent shall immediately distribute, deliver and transfer the demanded Source Code version or versions to Customer. Alternatively, if the arbitrators determine that the event(s) or condition(s) allegedly giving rise to the Release Notice did not occur or that Customer did not act correctly in providing either the escrow agent or Softsense with copies of the Release Notice or that Softsense did properly and timely cure or correct the event(s) or condition(s) giving rise to the Release Notice and that Customer did not act correctly in failing to withdraw the Release Notice, then the arbitrators shall notify the parties and the escrow agent shall not distribute, deliver or transfer the demanded Source Code version or versions of the Software to Customer and the Release Notice shall be deemed extinguished.

          4.2.9 The decision of the arbitrators shall be final and binding on Softsense and Customer and may be entered and enforced in any court of competent jurisdiction by either party. Unless the arbitrator shall, for good cause, determine otherwise, the prevailing party in the arbitration proceeding shall be awarded reasonable attorneys' fees, expert witness costs and expenses and all other reasonable costs and expenses incurred directly or indirectly in connection with the proceeding after the escrow agent referred the dispute to arbitration.

     4.3  OWNERSHIP OF SOFTWARE.
          ---------------------

          4.3.1 The Customer acknowledges and agrees that as between the Customer and Softsense, Softsense is the owner of the Software and all portions thereof, including all modifications, changes, Enhancements, Releases, Error Corrections, upgrades, updates and additions, whether made by Softsense or by a third party with Softsense's permission.

          4.3.2 The Customer acknowledges and agrees that, except for the Customer's licenses described in Section 4.1 of this Agreement, which licenses are not coupled with an interest, the Customer has no right, title and interest in the Software, in any form, or in any copies thereof, including all worldwide copyrights, trade secrets, patent rights and any other Proprietary Information (as defined in Paragraph 8.1) and confidential information rights therein. Additionally, the Software shall remain the property of Softsense even if the Customer, its employees or its contractors may have contributed to the conception of such work or helped in its development. Anything in this Paragraph
4.3.2 to the contrary notwithstanding, with respect to any computer program developed by Softsense at the specific request of Customer, for use either in conjunction with Software or otherwise, and in respect of which Softsense and Customer have specifically agreed that, as between Customer and Softsense, such computer program is owned by Customer, Softsense shall execute and deliver to Customer any document which Customer may reasonably request to evidence such ownership in Customer.

          4.3.3 Except in the context of claims by third parties who have established, by virtue of a final non-appealable judgment or order issued by a court of competent jurisdiction, ownership rights to the Software or to any specific portion thereof which are superior to those of Softsense, Customer hereby agrees not to challenge the validity of Softsense's ownership of the Software as well as not to challenge the copyrights or patent rights or confidential and proprietary information rights of Softsense and the Customer shall not otherwise impair the rights and interest of Softsense therein.

          4.3.4 Nothing herein shall be construed as granting the Customer any right, title or interest in or to the trade names or trademarks owned or used by Softsense.

          4.3.5 Nothing herein shall restrict Softsense from granting similar rights and licenses to the Software to other individuals and entities.

     4.4  SOFTWARE LIMITED WARRANTY AND DISCLAIMERS.
          -----------------------------------------

          4.4.1 Softsense hereby warrants to the Customer that the Software (i) is of Open Architecture design, (ii) will conform, when shipped to the Customer, to the product features, functionality and specifications generally published by Softsense from time-to-time and (iii) can be loaded into, and be made operational in, the Equipment or Open Architecture third-party hardware components without assistance from Softsense. If Customer believes there is a defect in the Software such that it does not meet at a minimum the product features and functionality as ever published by Softsense, Softsense must be notified immediately, but no later than ninety (90) days following delivery of the Software or of any subsequent Release to the Customer. As the Customer's exclusive remedy and the sole measure of any recoverable damages incurred by the Customer or any third party for breach of this limited express warranty with respect to the Software (including any subsequent Release), Softsense shall repair or replace, at Softsense's option, the defective Software or defective Release such that Customer is provided with Software or a Release which is not defective. Such repair or replacement shall be at Softsense's risk and expense. Softsense shall have no obligation under this Paragraph 4.4.1 should the Software be modified, altered, merged or subjected to misuse, neglect, accident or improper use by the Customer or any third party. Softsense does not warrant that the Software will operate in conjunction with non-Softsense computer programs not recommended or approved by Softsense.

          4.4.2 THE CUSTOMER UNDERSTANDS AND AGREES THAT THE LIMITED EXPRESS WARRANTY SET FORTH ABOVE IN PARAGRAPH 4.4.1 IS EXCLUSIVE

AND SOFTSENSE DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY NATURE WHATSOEVER WITH RESPECT TO THE SOFTWARE, ANY REVISIONS OR ADDITIONS TO THE SOFTWARE AND ANY SUPPORT SERVICES PROVIDED TO CUSTOMER PURSUANT TO PARAGRAPH 6.1 OF THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, PARTICULARLY INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          4.5 Softsense will defend the Customer against any claim that such Software supplied infringes a United States patent or copyright and, subject to the limitation of liability set forth in Paragraph 9.1 herein, pay all fines, costs, damages and attorneys' fees that a court finally awards as a result of a determination of patent or copyright infringement. To qualify for such defense and payment, the Customer must: (i) provide Softsense with prompt written notice of the initial claim and lawsuit relating thereto, (ii) permit Softsense the right to defend, compromise or settle the lawsuit in the sole discretion of Softsense (provided that Customer may participate in the defense and settlement of any such lawsuit in the event that Softsense is unable or unwilling to adequately defend Customer or to pay any liability that may be determined), and
(iii) provide Softsense with all available and relevant information, and with reasonable assistance, authority and cooperation to enable Softsense to defend, compromise or settle the lawsuit as provided herein. If such claim has occurred or in Softsense's judgment is likely to occur, the Customer agrees to allow Softsense, at Softsense's option and expense, to modify the Software so that it becomes non-infringing, or to procure the right for the Customer to continue using the Software or to substitute the Software; and if such remedies are not, in Softsense's judgment, reasonably available, then upon written request, the Customer will return the Software to Softsense for a credit as mutually determined by Softsense and the Customer. The defense offered in this Paragraph
4.5 shall not apply to any claim to the extent based upon the combination, operation or use of the Software with data or computer programs not manufactured by Softsense. THE FOREGOING STATES THE ENTIRE OBLIGATION OF SOFTSENSE FOR PATENT AND COPYRIGHT INFRINGEMENT WITH RESPECT TO THE SOFTWARE.

          4.6 Softsense hereby warrants and represents to the Customer that Softsense is the author of the Software and has full and exclusive right, title and interest in the Software, including the exclusive right to grant the licenses and rights granted herein to the Software and the Software is free and clear of any lien, claim or encumbrance whatsoever.

          4.7 The parties acknowledge that as of the Effective Date Softsense is using Foxpro, Clipper and Microsoft C as developmental application tools in designing the Software which is contemplated by this Agreement and that the Software is designed to operate with Microsoft DOS and Novell LAN operational packages. Softsense agrees to provide Customer with a minimum of six (6) months prior written notice before it makes operational any Software or any Releases requiring a change or upgrade to the existing operational or application packages including, but not limited to Foxpro, Clipper and Microsoft C.

          4.8 License fees associated with the license of Software will be specified by this Agreement and detailed, by reference or otherwise, on Accepted Orders.

     5.  EQUIPMENT.
         ---------

         5.1 Title to all the Equipment purchased hereunder will pass to the Customer upon the earlier of payment to Softsense of all charges related to the Equipment and identification of the Equipment to the Agreement or delivery of the Equipment to Emro. Softsense shall retain a security interest in any particular piece of Equipment until all charges due hereunder for such piece of Equipment are paid in full. The Customer will execute any financing statements reasonably deemed necessary by Softsense to perfect its security interest. This Agreement shall serve as a security agreement and the customer authorizes Softsense at Softsense's expense to file a copy of this Agreement or any financing statements reasonably deemed necessary to protect Softsense's security interest. Third-party peripherals delivered to Softsense for staging shall at all times be titled in Customer and Softsense shall have the duties of a bailee with respect to such peripherals. Without limiting the foregoing sentence, Softsense agrees that upon delivery of third-party peripherals to Softsense's offices, it will perform a commercially reasonable inspection to determine if there is any evidence of damage having occurred to the peripherals while in transit. Softsense shall advise the carrier of such damage by noting the damaged condition of any peripheral or of the shipping container or carton on the bill of lading at the time that Softsense signs for receipt of the peripherals. Softsense shall advise Customer as soon as reasonably possible whenever third-party peripherals in its custody or control are damaged.

         5.2 Within a reasonable time after the Effective Date, Softsense shall provide Customer with all specifications for any Equipment, and components thereof, which may be contemplated for sale and purchase pursuant to this Agreement. Specifications to be provided shall include, without limitation, PC specifications, storage requirements, input/output interface requirements, touch screen specifications and modem specifications. Specifications for new Equipment, and components thereof, which come within the contemplation of this Agreement for sale and purchase subsequent to the Effective Date shall be provided by Softsense to Customer within a reasonable time after such Equipment and components come within the contemplation of this Agreement. Softsense shall notify Customer of any material changes in Equipment, including without limitation any changes in any specifications previously provided, within a reasonable time of such changes being made. In no event will Softsense provide notification of Equipment changes less than ninety (90) days prior to shipment of Equipment and Customer shall be entitled to cancel its Accepted Order for any or all of such Equipment, and for associated Software, third-party computer programs and related services, if any, prior to shipment if any Equipment changes are unacceptable.

         5.3 Delivery of the staged Equipment and third-party peripherals will be made in accordance with the Accepted Order therefor and the Equipment and third-party peripherals will be delivered to the Customer's location set forth in the Accepted Order. Softsense shall make all shipping arrangements, subject to Customer's right to approve the carrier, but shall invoice Customer for shipping charges. Softsense assumes all risk of loss, damage and destruction to the Equipment prior to delivery of the Equipment to the Customer, regardless of the carrier.

         5.4 Softsense warrants that it is authorized to sell and transfer title of any Equipment (including authorization to assign any licenses for any associated computer programs not part of the Software) delivered to Customer pursuant to this Agreement and to any Accepted Order. Softsense shall assign to Customer any licenses, as well as any warranties of title and rights of indemnification for claims of patent or copyright infringement, which Softsense may have respecting the Equipment and any associated computer programs. In the alternative, Softsense shall use reasonable efforts to cause the manufacturers, suppliers or owners, as appropriate, of the Equipment and any associated computer programs to convey to Customer appropriate licenses, warranties of title and indemnifications. In the event of any claim against Customer by any third party based on infringement of any patent or copyright, Softsense shall cooperate with any reasonable request from Customer for help and support in Customer's defense of such claim or in Customer's efforts to obtain recourse from the manufacturers, suppliers or owners, as appropriate, of the Equipment and any associated computer programs. Except as stated in this
Section 5.4, for any Equipment and any associated computer programs not part of the Software, Softsense shall have no obligations or liability to the Customer for any claim that the Equipment or such computer programs infringe a United States patent or copyright. The Customer's sole recourse will be against the manufacturer of such Equipment or computer programs to the extent that the manufacturer assumes any responsibility for patent or copyright infringement. This Paragraph 5.4 states Softsense's entire obligation regarding patent and copyright infringement with respect to the Equipment and computer programs other than the Software.

     5.5   Equipment Warranties.
           --------------------

           5.5.1 Softsense, under its Equipment Warranty Plan, warrants all Equipment against defects in material and workmanship and against malfunction or non-fuction for one (1) year from the beginning of Live Operation of the Equipment at the Customer Location set forth in the Accepted Order. "Live Operation" shall mean that point of time at which the Equipment is successfully used on an ongoing basis in conjunction with the Software as part of Customer's Point of Sale system in the selling of convenience store and motor fuel products. The Equipment Warranty Plan shall not apply to consumable parts or supplies which are used up or which wear out in the normal day-to-day operation of the Equipment (receipt printer paper, ribbons etc.) in the time frame which such parts and supplies would be reasonably expected to be consumed. Malfunctioning Equipment or damage to Equipment caused by the following circumstances may not be considered by Softsense as qualifying for coverage under the Equipment Warranty Plan:

     (i) Failure to operate continually the Equipment in an operating environment similar to current Emro operations;

     (ii) Use of the Equipment other than for purposes contemplated by Softsense as generally described in materials published by Softsense respecting the Compu-Touch System;

     (iii) Accident, disaster (including flood, fire and lightning) or transportation;

     (iv)  Alteration by the Customer or any third party other than Softsense;
           and

     (v) Misuse or abuse of the Equipment or Customer's failure to properly fulfill any maintenance requirements for which the Customer may be responsible.

           5.5.2 Under this Equipment Warranty Plan, Softsense will:

                 (a) Work with the Customer Employees at Customer's Licensed Sites and/or home office help desk to determine failing Equipment components.

                 (b) Provide support for third-party computer programs associated with the Equipment and provided by or through Softsense at the time the Equipment is delivered to Customer. Such support shall not include providing new Releases of such programs nor providing Error Corrections or Enhancements which would not be permitted by the manufacturer or owner of such third-party programs.

                  (c) Accept failing Equipment components from Customer. (All costs associated with delivering failing Equipment to Softsense's Atlanta office shall be the responsibility of Customer.)

                  (d) Repair or replace the failing Equipment component (at its own discretion), and provide replacement Equipment to Customer using standard overnight shipment methodology in Severity Level 1 and Severity Level 2 problems, and three day shipping methodology for problems other than Severity Level 1 or Severity Level 2. Severity levels as used herein are as defined in Paragraph 6.1 hereof. With respect to any particular Equipment defect or malfunction covered under the Equipment Warranty Plan, Customer and Softsense will assign a Severity Level in accordance with the schedule set forth in Paragraph 6.1 hereof.

                  (e) Pay for all costs associated with delivering the repaired or replaced Equipment to the Licensed Site.

           5.5.3 Customer shall have options to enroll in the Equipment
Warranty Plan described in Paragraphs 5.5.1 and 5.5.2 above for four additional one-year periods after the original Equipment Warranty Plan has expired. Customer may exercise each option for coverage under such Extended Equipment Warranty Plan by giving written notice to Softsense of its desire for continual coverage for an additional period prior to the end of any current Equipment Warranty Plan period. Should Customer fail to timely exercise its option to enroll in the Extended Equipment Warranty Plan for any particular period, its option to enroll in any subsequent Extended Equipment Warranty Plan period shall be terminated.

           5.5.4 In consideration for Softsense providing Extended Equipment Warranty Plan coverage hereunder, Customer agrees to pay a monthly Extended Equipment Warranty Plan fee equal to .625% (based on an annual percentage of 7.5%) of the total charges paid or to be paid by the Customer for each Equipment item (excluding costs of staging, shipping and any taxes which Customer may have paid pursuant to Paragraph 23.4 hereof) for which Extended Equipment Warranty Plan coverage applies. To the extent the Customer purchases additional Equipment items for which it desires to receive Extended Equipment Warranty Plan coverage, the monthly support fee will be recalculated based upon the new total charges paid or to be paid by the Customer for Equipment items (excluding costs of staging, shipping and taxes which Customer may have paid pursuant to Paragraph
23.4 hereof) qualifying for Extended Equipment Warranty Plan coverage. Extended Equipment Warranty Plan fees will be invoiced in advance by Softsense on a monthly basis as of the beginning of each calendar month that the Extended Equipment Warranty Plan is in effect. The Customer shall pay all invoiced amounts according to the terms specified therein, which will be at least net 30 days. For any Equipment item which qualifies for coverage under the Extended Equipment Warranty Plan and which is installed by the Customer for a period of twelve months or more, the Extended Equipment Warranty Plan fee associated with such Equipment item may be adjusted by Softsense on the 1st day of February of each year based on the change up or down in the United States Producer Price Index For All Commodities (1982=100) as published by U.S. Department of Labor - Bureau of Labor Statistics or successor index, in each case measured by Softsense on January 1 as compared with January 1 of the previous year.

           5.5.5 If the Customer fails to pay any Extended Equipment Warranty Plan fees due hereunder for any reasons other than due cause, Softsense has the right to suspend or terminate

Extended Equipment Warranty Plan coverage or any part thereof but only after Softsense has given Customer thirty (30) days prior written notice and then only if Customer has not made payment of all past due extended Equipment Warranty Plan fees.

             5.5.6 In addition to any warranties extended to Customer by Softsense under this Section 5.5 hereof, to the extent that the Equipment and any associated computer programs are covered by warranties against defects, malfunction or non-function from the manufacturer or supplier of such Equipment and associated computer programs which warranties are broader in scope or duration than the warranties extended by Softsense herein, Softsense agrees to use reasonable efforts to obtain the benefits of such warranties for Customer including, where permitted, the assignment by Softsense to Customer of any applicable warranties that have been extended to Softsense. The issuance of similar warranties by the manufacturer or supplier directly to Customer will relieve Softsense from any obligation to secure for Customer the benefits of warranties that have been extended to Softsense.

         5.6 Charges associated with the purchase of Equipment will be specified by this Agreement and detailed, by reference or otherwise, on Accepted Orders.

         5.7 Nothing in this Agreement shall be construed as an obligation on Customer's part to purchase Equipment for any reason including, without limitation, in order to be entitled to purchase Software or licenses therefor or in order to run Software.

     6.  S0FTWARE SUPPORT SERVICES.
         -------------------------

         6.1 For each Software program licensed and installed at a Licensed Site, Softsense will provide the following maintenance and support services:

         (i)   24-hour toll-free remote assistance via telephone and/or modem;

         (ii) All Enhancements and Releases to the Software to which the support services apply;

         (iii) All Software specifications and all documentation concerning transmission file layouts, database file layouts, protocols between any and all peripheral devices, and Software related information which Customer may require to effectively support its locations;

         (iv) Training materials for all Software including, without limitation, Quick Reference Guides, Prevention Maintenance Guides, Trouble Shooting Guides, User Manuals and System Manuals as any of such may be available from time-to-time;

         (v)   Periodically published newsletters (Compu-News and Touch-Talk);

         (vi) Access to Softsense personnel during normal business hours via electronic mail;

         (vii) Correction of verifiable and reproducible Errors when reported to Softsense by the Customer; and

    (viii) Reports respecting all calls made to Softsense's help desk including, without limitation, number of calls, date and time of calls, identification of Licensed Sites for which calls were received and services provided in respect of such calls, such reports to be made to Customer no less frequently than each calendar quarter.

After verifying an Error, the Customer will be responsible for logging the Error, for notifying Softsense immediately of such Error by facsimile transmission to Softsense a Compu-Touch Change Request form (a copy of which is attached hereto as Exhibit B) setting forth appropriate details respecting the Error, and for providing sufficient documentation, if available, to Softsense via the 24-hour toll free remote assistance hot line or via electronic mail in order for Softsense to reproduce the alleged Error. If the Error is verified, the Customer and Softsense will assign a Severity Level to the verified Error in accordance with the schedule set forth below. Thereupon, Softsense will use reasonable diligence to attempt to provide the Customer with a fix/Error Correction of the verified Error by providing the Customer with the corrected computer program code in accordance with the response time designated below for each Severity Level. In the event that the verified Error is not valid, Softsense shall notify the Customer promptly with its rationale for such a determination.

     Severity Level Definitions
     --------------------------

     SEVERITY 1 -

     The Customer is unable to use the Software and/or the Equipment and the problem, in Customer's reasonable determination, results in a critical impact on the Customer's operations consisting of, but not limited to, Customer's inability to sell fuel and/or other merchandise or inability to close a shift, site controller inoperability or system error message or, in connection with Customer's monthly closeouts, Customer's inability to transmit Daily Sales Reports or otherwise report correctly at the end of any calendar month for any day of that month.

     SEVERITY 2 -

     The Customer is able to use the Software and/or the Equipment but, in Customer's reasonable determination, Customer is severely restricted in doing so including, but not limited to, Customer's inability to receive merchandise or to transmit Daily Sales Reports or otherwise report correctly (except that Customer's inability to transmit Daily Sales Reports or otherwise report correctly in connection with Customer's monthly closeouts shall be a Severity Level 1 Error, as provided above), Customer being limited to only one POS or Customer's back office down, the failure of credit card interface or intermittent system lock up or failure.

     SEVERITY 3 -

     The Customer is able to use the Software and/or Equipment with limited functions which limitations, as determined by Customer, are not critical to the Customer's overall operations.

     SEVERITY 4 -

     There is no impact to running the Software.

Softsense shall respond to a verified Error based on the Severity Level as follows:

     SEVERITY 1 -

     Softsense shall use its best efforts to provide an emergency fix or bypass to allow the Customer to become operational within twenty-four (24) hours of Softsense's receipt of notice of the verified Error. The Customer will provide user data when possible.

     SEVERITY 2 -

     Softsense will provide an emergency fix or bypass within seventy-two (72) hours of Softsense's receipt of notice of the verified Error, with an Error Correction due to the Customer within five (5) days of such receipt.

     SEVERITY 3 -

     Softsense will provide an Error Correction to the Customer within forty-five (45) days of Softsense's receipt of notice of the verified Error.

     SEVERITY 4 -

     Softsense will provide an Error Correction at times mutually agreeable to Softsense and the Customer.

Support services for Software licensed hereunder will be deemed initiated as of the date of delivery of the Software to the Licensed Site specified on the applicable Accepted Order.

     6.2 Support services provided by Softsense under this Agreement are subject to the following limitations:

              (a) Software defects or abnormal operation of the Software resulting from the Customer's misuse or improper use of the Software or Equipment, or from combining or merging the Software with any computer equipment not meeting the specifications provided by Softsense for the Equipment or computer programs not supplied by Softsense (or not approved by Softsense to be combined or merged with the Software) may not be considered Errors by Softsense for which maintenance and support services will be provided at no additional charge hereunder.

              (b) Softsense shall be responsible for providing support services for any version of a Software program that Customer may choose to use in its operations; provided, however, that Softsense's responsibility for support services for any particular version of a Software program shall not extend beyond five (5) years from the date that the next version of such Software was available to Customer. Customer will endeavor to use the most recent Release so long as its use is compatible with Customer's business objectives.

              (c) The Customer acknowledges that unless it provides an operational telephone line tied into a modem, Softsense will be unable to provide remote modem assistance.

              (d) Additional support services requested by the Customer (including custom development of computer programs) may be provided by Softsense for an additional fee mutually agreed upon by the Customer and Softsense.

     6.3 Except as may pertain to Error Corrections or Enhancements that are made and installed by Softsense in response to Severity Level 1 situations, Customer shall have the right to test and verify any version of the Software and all changes to the Software before such versions of or changes to the Software are distributed to and installed at any Customer locations. The foregoing notwithstanding, Softsense will ensure that each Enhancement, Error Correction and Release provided by Softsense and installed at any Licensed Site will not cause loss of any then existing functionality nor any loss of Open Architecture capability.

     6.4 In consideration for Softsense providing Software support services hereunder, the Customer agrees to pay a monthly support fee equal to 1.25% (based on an annual percentage of 15%) of the total one-time license fees paid or to be paid by the Customer for each copy of each Software program currently licensed and installed by the Customer. To the extent the Customer licenses and installs additional Software, the monthly support fee will be recalculated based upon the new total one-time license fees paid or to be paid by the Customer. Support service fees for each Software program will be invoiced in advance by Softsense on a monthly basis as of the beginning of each calendar month commencing with the use of the Software in Live Operation as that term is defined in Paragraph 5.5.1 above. The Customer shall pay all invoiced amounts according to the terms specified therein, which will be at least net 30 days. For any Software program which is licensed and installed for a period of twelve months or more, the support fee associated with such Software program may be adjusted by Softsense on the 1st day of February of each year based on the change up or down in the United States Producer Price Index For All Commodities (1982=100) as published by the U.S. Department of Labor - Bureau of Labor Statistics or successor index, in each case measured by Softsense on January 1 as compared with January 1 of the previous year.

     6.5  CUSTOMER'S HELP DESK AND CREDIT HOURS.
          -------------------------------------

          6.5.1 It is the understanding of Softsense that Customer intends to staff and maintain its own help desk which will be accessible to all of Customer's store employees. The purpose of this help desk will be to provide first 1ine support for Software and Equipment related questions and problems. Customer shall identify to Softsense, from time to time, those of Customer's help desk representatives and certain other of Customer's Computer Services Organization personnel ("Authorized Representatives") who shall be entitled to contact Softsense directly to initiate, monitor and otherwise be involved in, from Customer's side, Softsense's Software maintenance and support service and Softsense's Equipment Warranty Plan (including Extended Equipment Warranty Plan) support and repair and replacement service. Customer's store employees will be instructed to contact Customer's help desk for Software support and assistance and with respect to any Equipment problems before any support is sought from Softsense on any particular question or problem. In no event shall any of Customer's employees, except Authorized Representatives, initiate Software support service or Equipment Warranty Plan service directly from Softsense or otherwise be in direct communication with Softsense support service personnel regarding Software or Equipment support or service without the approval of one of Customer's

Authorized Representatives and only after appropriate arrangements are made by such Authorized Representative with Softsense support service personnel. Procedures for providing Software support and Equipment Warranty Plan support and service shall hereafter be agreed to, from time to time, by Softsense and Customer's Manager of Computer Services, with respect to general procedures, and by Softsense and the appropriate Customer Authorized Representative(s), with respect to any particular question or problem, with such procedures in all events to be in conformity with the requirements and provisions of this Agreement.

          6.5.2 For so long as Customer maintains a help desk as described hereinabove, Softsense will provide credit hours to Customer which Customer may use to have Softsense: (a) consult with Customer or vendors of Customer on matters within the expertise of Softsense which would not be considered Software maintenance and support services as described in Paragraph 6.1 above, (b) develop Customer-specific computer programs or training programs or (c) provide other services as the parties may hereafter mutually agree. Credit hours to which Customer shall become entitled as provided in this Paragraph 6.5.1 shall be computed based on the number of Software licenses in effect during any Contract Year so long as such licenses are for Software that is entitled to Software support under Section 6 hereof during any part of the Contract Year. For purposes of this Section 6.5, Contract Years shall be those twelve (12) month periods commencing on the Effective Date and on those anniversaries of the Effective Date so long as this Agreement shall be in effect. Credit hours shall be calculated as follows:


            [Confidential treatment requested--See Confidential Treatment Statement on page one hereof.]


Credit hours shall be earned by Customer with respect to any Software license as soon as the criteria set forth in this Paragraph 6.5.2 have been met for any particular Software license. Once earned, credit hours may be accrued and used at any time while this Agreement is in effect. Nothing herein shall be construed to limit the use of credit hours for use in respect to services rendered solely at or for the Customer location where such credit hour or hour(s) were earned. The following are examples of the foregoing provisions and are not modifications of, or additions to, any term, condition or provision of this Paragraph 6.5.2:


            [Confidential treatment requested--See Confidential Treatment Statement on page one hereof.]

              6.5.3 The existence of Customer's own help desk as provided in Paragraph 6.5.1 above shall in no way reduce or alter the support service fee as provided in Paragraph 6.4 hereof nor reduce the obligation of Softsense to provide all support services called for under this Agreement for so long as support service fees are paid. Without limiting anything in this Section 6.5, Softsense agrees in all events that so long as support service fees are properly paid, it will be available to provide Software support services to Customer 24 hours per day, seven days per week, 52 weeks per year.

         6.6 If the Customer fails to pay any Software support fee due hereunder for any reason other than for due cause, Softsense has the right to suspend or terminate such support services or any part thereof but only after Softsense has given Customer thirty (30) days prior written notice and then only if Customer has not made payment of all past due Software support fees.

     7.  SYSTEM STAGING.
         --------------

         7.1 At Customer's option, as shall be indicated on Accepted Orders, Softsense shall stage, as necessary, Equipment, Software, third-party peripherals, and computer programs associated with the Equipment and/or the third-party peripherals prior to shipment of such items to Customer by Softsense. Except as may otherwise be agreed, staging shall include the following:

         (i) Installation of disk drives and electronic circuit boards in Equipment.

         (ii) Building and labeling all cables for easy on-site installation and maintenance.

         (iii)  Installation of third-party computer programs.

         (iv)   Installation of Software.

         (v) Setup of site specific parameters (i.e. pump types, layout, number of registers, store operating hours, etc.).

         (vi) Testing of individual components and overall system as it will be used at the site.

         (vii)  Installation and testing of third-party peripherals.

         (viii) Repacking of all Equipment and third-party peripherals for shipping.

         7.2 Staging of third-party peripherals shall be dependent upon such items being delivered to Softsense for integration. Customer shall be responsible for shipping such third-party peripherals (including responsibility for costs associated with such shipping) to Softsense's Atlanta offices.

         7.3 Charges associated with the system staging will be specified by this Agreement and detailed, by reference or otherwise, on Accepted Orders issued by Customer and accepted by Softsense.

     8.  NONDISCLOSURE AND CONFIDENTIALITY.
         ---------------------------------

         8.1 For purposes of this Agreement, the term "Proprietary Information" shall mean all ideas, concepts, techniques, know-how, technical information, business information or other data, information or material of a non-public nature, in whatever form, which belongs to one of the parties hereto and which is received by the other party hereto. Without limiting the foregoing, Proprietary Information of Softsense shall include the Software and Proprietary Information of Customer shall include Customer-owned computer programs which are developed for Customer by Softsense. Each party shall endeavor to identify its Proprietary Information as such prior to its being communicated to the other party; however, failure to make such identification shall not alone change the classification of information from Proprietary Information to non proprietary information. The foregoing definitions of "Proprietary Information" notwithstanding, in no event shall the term "Proprietary Information" include:

         (i) information which at the time of disclosure is in the public domain;

         (ii) information which, after disclosure, enters the pubic domain except where such entering is a result of a breach of this agreement or any other agreement of confidentiality; and

         (iii) information which is otherwise independently obtained by either party free from any obligation of confidentiality.

          8.2  Each party shall:

               a. hold in strict confidence all Proprietary Information of the other party, using at a minimum the same degree of care to avoid disclosure of such Proprietary Information as would be used with respect to its own confidential information of like importance; and

               b. use the Proprietary Information of the other party solely for the purpose of computer program (including Software) and hardware (including Equipment and third-party peripheral) development and implementation specifically for Customer use. Each party shall only disclose Proprietary Information of the other party to its employees or advisors as such individuals have a need to know the Proprietary Information for the purposes specifically allowed herein and shall only make such disclosures after advising such employees and advisors of the confidential nature of the information and of the provisions of this Section 8 and after obtaining such individuals acknowledgment of and agreement to the terms of this Section 8. Each party agrees not to disclose to anyone other than those individuals to whom disclosure may be made in accordance with this Paragraph 8.2 that any Proprietary Information is being furnished to either party by or on behalf of the other party.

          8.3 If either party is required by legal process to disclose any of the Proprietary Information of the other party, the party so required to disclose agrees to provide the other party with prompt notice of such requirements so that the other party may seek an appropriate protective order and/or waive compliance by and with the provisions hereof, as such other party in its sole discretion deems appropriate.

          8.4 Each party agrees to return or destroy all documents and other materials which incorporate Proprietary Information of the other party upon demand by the other party. Each party shall also deliver to the other party or shall destroy, at such time as the other party shall instruct, all other written or computer stored material containing, reflecting or based on any data or information contained in the Proprietary Information of the other party (whether prepared by either party hereto or otherwise) and the party requested to return or destroy documents and materials will retain no copies, extracts or other reproductions, in whole or in part, of such Proprietary Information.

          8.5 In the event that Softsense, or any individual to whom Proprietary Information of Customer may be disclosed by Softsense, fails to observe the terms and conditions hereof, Customer, in addition to any other available remedy, may obtain an order restraining Softsense, or any individual to whom Proprietary Information of Customer may have been disclosed by Softsense, from breaching these terms and conditions. Softsense agrees to protect, defend, indemnify and hold harmless Customer and its employees, officers and members of its Board of Directors from any claims, damages, personal injuries, losses, costs or expenses which Customer or its employees, officers or directors may incur due to the improper use or disclosure of Customer's Proprietary Information by Softsense or by its employees, agents or contractors or by any other person or entity to whom Softsense discloses, directly or indirectly, such Proprietary Information. The failure of Customer to pursue its rights hereunder or any remedy available to enforce such rights shall not be deemed a waiver with respect to any past, continuing or future breach or default by Softsense or any individual or entity to whom Customer's Proprietary Information may have been disclosed by Softsense, directly or indirectly. In the event that Customer, or any individual to whom Proprietary Information of Softsense may be disclosed by Customer, fails to observe the terms and conditions hereof, Softsense, in addition to any other available remedy, may obtain an order restraining Customer, or any individual to whom Proprietary Information of Softsense may have been disclosed by Customer, from breaching these terms and conditions. Customer agrees to protect, defend, indemnify and hold harmless Softsense and its employees, officers and members of its Board of Directors from any claims, damages, personal injuries, losses, costs or expenses which Softsense or its employees, officers or directors may incur due to the improper use or disclosure of Softsense's Proprietary Information by Customer or by its employees, agents or contractors or by any other person or entity to whom Customer discloses, directly or indirectly, such Proprietary Information. The failure of Softsense to pursue its rights hereunder or any remedy available to enforce such rights shall not be deemed a waiver with respect to any past, continuing or future breach or default by Customer or any individual or entity to whom Softsense's Proprietary Information may have been disclosed by Customer, directly or indirectly.

         8.6 All confidentiality agreements set forth in any subsequent agreements between the parties hereto regarding the subject matter hereof shall be cumulative in addition to the terms and conditions stated herein. The provisions of this Section 8 shall survive the expiration or termination of this Agreement.

     9.  LIMITATION OF LIABILITY AND DAMAGES.
         -----------------------------------

         9.1 THE CUSTOMER ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL SOFTSENSE, ANY AFFILIATE OR ANY OFFICERS, DIRECTORS, EMPLOYEES, SHAREHOLDERS, OR REPRESENTATIVES OF SOFTSENSE BE LIABLE TO THE CUSTOMER OR ANY THIRD PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE OR LOSS OF ANY NATURE INCLUDING, BUT NOT LIMITED TO, DAMAGES RESULTING FROM DELAY, LOSS OF PROFITS, INJURY TO PERSON (EXCLUDING BODILY INJURY OR DEATH), OR LOSS OF GOODWILL WHICH MAY ARISE IN CONNECTION WITH THE SOFTWARE, ANY REVISIONS OR ADDITIONS THERETO, ANY COPIES THEREOF, THE EQUIPMENT, SOFTWARE SUPPORT SERVICES, EQUIPMENT WARRANTY PLAN OR OTHERWISE PERTAINING TO THIS AGREEMENT, EVEN IF SOFTSENSE HAS BEEN NOTIFIED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES OCCURRING, BUT EXCLUDING SPECIFICALLY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES ARISING FROM OR RELATED TO SOFTSENSE'S BREACH, IF ANY, OF ITS OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT. THE PARTIES AGREE THAT ANY LIMITATION OF LIABILITY SET FORTH IN THIS PARAGRAPH 9.1 SHALL SURVIVE IN FULL FORCE AND EFFECT DESPITE ANY FAILURE OF AN EXCLUSIVE REMEDY.

         9.2 THE CUSTOMER AGREES THAT SOFTSENSE'S LIABILITY FOR DAMAGES TO THE CUSTOMER OR ANY THIRD PARTY FOR ANY CAUSE WHATSOEVER RELATED TO THIS AGREEMENT, THE SOFTWARE, EQUIPMENT, SOFTWARE SUPPORT SERVICES, OR EQUIPMENT WARRANTY PLAN SERVICES AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT OR IN TORT INCLUDING NEGLIGENCE OR STRICT LIABILITY, SHALL BE LIMITED TO ALL PAYMENTS RECEIVED BY SOFTSENSE FROM THE CUSTOMER HEREUNDER (NET OF EXPENSES, INCLUDING LICENSE FEES, PAID TO THIRD PARTIES ON BEHALF OF CUSTOMER) FOR THE PARTICULAR SOFTWARE PROGRAM, EQUIPMENT COMPONENT OR SUPPORT ACTIVITY THAT CAUSED THE DAMAGE OR THAT IS THE SUBJECT MATTER OF, OR IS DIRECTLY RELATED TO, THE CAUSE OF ACTION. THIS LIMITATION OF LIABILITY WILL NOT APPLY TO CLAIMS FOR PATENT OR COPYRIGHT INFRINGEMENT AS SET FORTH IN PARAGRAPH 4.5 NOR TO CLAIMS FOR BODILY

INJURY, DEATH OR DAMAGE OR DESTRUCTION OR REAL OR PERSONAL PROPERTY NOR TO CLAIMS ARISING FROM OR RELATED TO ANY BREACH BY SOFTSENSE OF ITS OBLIGATIONS UNDER SECTION 8 OF THIS AGREEMENT. IN NO EVENT WILL SOFTSENSE BE LIABLE FOR ANY DAMAGES ARISING FROM PERFORMANCE OR NONPERFORMANCE OF THE SOFTWARE OR EQUIPMENT CAUSED BY THE CUSTOMER'S OR ANY THIRD PARTY'S FAILURE TO PERFORM ITS OR THEIR RESPONSIBILITIES.

          9.3 SOFTSENSE SHALL NOT BE HELD LIABLE OR RESPONSIBLE FOR MISUSE OF THE SOFTWARE OR USE OF THE SOFTWARE BY UNTRAINED PERSONNEL, FOR IMPROPER ENTRY OF DATA BY CUSTOMER OR BY ITS EMPLOYEES OR AGENTS IN CONNECTION WITH THE SOFTWARE OR FOR ANY PROBLEMS ENCOUNTERED IN CONNECTION WITH EQUIPMENT SUPPLIED BY SOFTSENSE OR ANY THIRD PARTY, INCLUDING, WITHOUT LIMITATION, MISUSE OR INCORRECT OPERATION. THE CUSTOMER UNDERSTANDS THAT THE USE OF ANY EQUIPMENT OUTSIDE THE MANUFACTURER'S RECOMMENDED SPECIFICATIONS MAY SERIOUSLY AFFECT THE PERFORMANCE OF THE SOFTWARE. SOFTSENSE SHALL NOT BE HELD LIABLE OR RESPONSIBLE FOR EXTERNAL ENVIRONMENTAL CONDITIONS THAT MAY AFFECT THE PERFORMANCE OF THE SOFTWARE OR EQUIPMENT INCLUDING, BUT NOT LIMITED TO, LOSS OR INTERRUPTION OF POWER, INTERRUPTION OR DEGRADATION OF PHONE LINE SERVICE OR INTEGRITY, OR OTHER SUCH FACTORS.

     10.  PROMOTIONAL MATERIAL.  Only upon the review, as appropriate, and
          --------------------
express written approval of a party to this Agreement may the other party to this Agreement represent verbally, electronically or in any printed or visual promotion, advertisement, or informational brochure that the Customer is a user of the Software and a customer of Softsense. No representation shall be deemed approved, regardless of any purported approval, unless such representation is true, accurate and correct.

     11.  TERMINATION.
          -----------

          11.1 This Agreement is effective from the Effective Date and will remain in effect until terminated by the Customer upon sixty (60) days' written notice, or otherwise as provided in this Paragraph 11, or by Softsense as set forth in this Paragraph 11. Termination of this Agreement may be partial as to Equipment purchase provisions or Software maintenance and support provisions or Extended Equipment Warranty Plan provisions; provided, however, that any such partial termination or terminations shall not otherwise affect Customer's Software licenses (including its rights with respect to documentation and other items included in the definition of Software set forth in Paragraph 2.7 hereof) or its obligations thereunder. The licenses granted by this Agreement may be terminated by the Customer effective only when all Software (including documentation, and other items included in the definition of Software set forth in Paragraph 2.7 hereof which have been provided by Softsense hereunder) has been returned to Softsense or destroyed upon instructions from Softsense. Termination of the use of the Software by the Customer at one or more Licensed Sites shall not be deemed a termination of this Agreement provided the Customer continues to use the Software at other Licensed Sites.

          11.2 Softsense may terminate this Agreement upon the occurrence of a material breach hereof (including, without limitation, non-payment of fees) by the Customer, which breach, unless otherwise agreed, has not been cured, with respect to nonpayment of fees, within fifteen (15) days after the date of written notice thereof to the Customer by Softsense, and with respect to any other material breach, within forty five (45) days after the date of written notice thereof to the Customer by Softsense. Said notice will identify and describe the basis for such termination. If prior to expiration of any cure period, as stated above, the Customer cures such default, termination shall not take place. Unless the material breach giving rise to termination of this Agreement under this Paragraph 11.2 pertains to breach of the terms of the Software license, failure to pay license fees or unauthorized disclosure of the Software pursuant to the terms of the Software license or the terms of Section 8 of this Agreement, termination of this Agreement shall not terminate any Software license previously granted and perfected. Termination of support services hereunder will not otherwise affect the Customer's licenses to the Software.

          11.3 Either party may terminate this Agreement immediately upon the filing by the other party of a voluntary petition in bankruptcy or a voluntary petition or answer seeking reorganization, arrangement, or readjustment of its debts, or any agreement by the other party indicating its consent to, approval, or acquiescence in any petition or proceeding, or the application by the other party for or the consent or acquiescence of the other party to the appointment of a receiver or trustee or the filing of an involuntary petition against the other party seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for all or a substantial part of the other party's property or assets. Termination of this Agreement under the provisions of this Paragraph 11.3 shall not terminate any Software license previously granted and perfected for which the Software license fee has been previously paid and the terms of which have not otherwise been breached.

          11.4 Upon expiration or termination of this Agreement for any reason, each party shall use its best efforts to return to the other party all property belonging to the other party including, but not limited to, as appropriate, all copies of the Software and other computer programs together with documentation or other materials related thereto, and all Equipment not fully paid for hereunder. Upon termination or expiration of this Agreement, the provisions of this Agreement providing for payment of charges to Softsense, protection of the parties' respective proprietary rights including Proprietary Information, Softsense's warranties, the parties' respective limitations of liability and other provisions of this Agreement concerning the ongoing interest of the parties including, but not limited to, the provisions of Sections 4.3, 4.5, 4.6, 5.5, 8, 9, 15, 17, 18, 22, 23, shall continue and survive in full force and effect.

     12.  INDEPENDENT PRINCIPALS.  Softsense and the Customer are independent
          -----------------------
principals in all actions contemplated by this Agreement. This Agreement shall not be construed to create or authorize any partnership, joint venture or agency relationship, nor to authorize either party hereto to make any commitment or agreement binding on the other party hereto, without such other party's prior written consent. In addition, each party hereto acknowledges that neither it nor its employees are eligible to participate in any employee benefit programs offered by the other party hereto. Each party hereto further understands that neither it nor its employees are covered under the other party's workers' compensation insurance or unemployment insurance coverage.

     13.  FORCE MAJEURE.  Neither party shall be in default by reason of any
          -------------
failure in performance of this Agreement if such failure arises, directly or indirectly, out of causes reasonably beyond the control or foreseeability of Softsense including, but not limited to, default by suppliers, acts of God or of the public enemy, U.S. or foreign governmental acts in either a sovereign or contractual capacity, transportation contingencies, fire, flood, epidemic, restrictions, and strikes.

     14.  NO WAIVER.  Except as limited by any applicable Statute of Limitation
          ---------
or Statute of Repose or by any other provision of this Agreement, neither party shall by mere lapse of time without giving notice or taking other action hereunder be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Furthermore, the waiver by either party of a particular breach of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such breach, or of other breaches of the same or other provisions of this Agreement.

     15.  EQUITABLE REMEDIES AND SPECIFIC PERFORMANCE.  Both parties acknowledge
          -------------------------------------------
that each provision in this Agreement providing for the protection of a parties copyrights, patents, Proprietary Information, trade secrets and other proprietary rights, is material to this Agreement. The parties acknowledge that any threatened or actual breach of such copyrights, patents, proprietary rights or trade secrets or the threatened or actual disclosure of Proprietary Information shall constitute immediate and irreparable harm to the party owning such rights, patents, secrets or Proprietary Information, for which equitable remedies may be awarded by a court of competent jurisdiction.

     16.  NOTICES. All notices and other communications required or permitted to
          -------
be given under this Agreement shall be in writing and shall be considered effective when (i) mailed by registered or certified mail, postage pre-paid, return receipt requested, or (ii) hand delivered. All such notices shall be addressed as shown below or to such other address as may be designated by a party hereto by written notice to the other party. Addresses for notices are as follows:

     If to Softsense:                      If to the Customer:
     ---------------                       ------------------

     Softsense Computer Products Inc.      Emro Marketing Company
     1155 Hammond Drive                    P.O. Box 1500
     Suite E-5200                          Springfield, OH  45501
     Atlanta, Georgia  30328               ATTENTION:  Corporate Manager,
     ATTENTION:  Director of Operations    Commercial and Development

     With a courtesy copy to:              With a courtesy copy to:
     -----------------------               -----------------------

     Richard G. Greenstein, Esquire        As may hereafter be designated by
     Smith, Gambrell & Russell, LLP        Customer from time-to-time.
     3343 Peachtree Road, N.E.
     Suite 1800
     Atlanta, Georgia  30326

     17.  GOVERNING LAW.  This Agreement shall be governed, construed, and
          -------------
interpreted in accordance with the laws of the State of Georgia. The Customer stipulates and admits that it is transacting business in Fulton County in the State of Georgia.

     18.  AUTHORITY TO CONTRACT.  Each party warrants and represents to the
          ---------------------
other that to the best of its knowledge it is legally free to enter into this Agreement, that its execution of this Agreement has been duly authorized and that full performance of the terms and conditions of this Agreement shall not conflict with or violate any terms or conditions of any other agreement by which it is bound.

     19.  ASSIGNMENT.  The Customer represents that it is acting on its own
          ----------
behalf and is not acting as an agent for or on behalf of any third party, and further agrees that it may not assign its rights or obligations under this Agreement without the prior written consent of Softsense, except to a successor of all or substantially all of the business assets and properties which are associated with the use of the Software and Equipment licensed and purchased hereunder (e.g. sale by the Customer of those Licensed Sites where the Software is operated) and provided such successor agrees in writing to be bound by the terms of this Agreement and all Accepted Orders executed in connection with the Customer's use of the Software. Nothing herein shall preclude the Customer from transferring the Software and Software license to a different location owned and operated by the Customer provided the Customer executes and delivers to Softsense a notice respecting the transfer and use of the Software and Software license at such different location which notice shall identify both the Licensed Site from which the Software and Software license are being transferred and the different location to which the Software and Software license are being transferred. Delivery of such notice will be effective to designate the different location as a Licensed Site and to remove such designation from the location from which the Software and Software license are transferred. Finally, the Customer may transfer its license to one or more Software programs without the prior written consent of Softsense if the transferee is the successor of the Customer's business where the Software is installed (e.g. the Licensed Site where the Software programs to be transferred are installed) and the transferee executes an agreement with Softsense substantially similar to this Agreement, provided, however, that such a transfer shall not relieve the Customer of its obligation to fulfill the terms and conditions hereof.

     20.  SEVERABILITY.  If any provision hereof is declared invalid by a court
          ------------
of competent jurisdiction, such provision shall be ineffective only to the extent of such invalidity so that the remainder of that provision and all remaining provisions of this Agreement will continue in full force and effect and be enforced to the maximum extent permitted by applicable law.

     21.  AMENDMENTS.  This Agreement can be amended or supplemented only by an
          ----------
instrument in writing signed by authorized representatives of both parties.

     22.  LIMITATION OF ACTIONS. No action, regardless of form, whether based on
          ---------------------
contract, strict liability, or tort, including any action based on negligence, arising out of this Agreement, may be brought (i) in the case of an action arising out of a breach of the terms and conditions of Paragraph 8 herein, more than five years after such cause of action has arisen or (ii) in the case of any other action, more than two years after the cause of action has arisen, except that in the case of an action for monies due, an action may be brought within two years of the date of the last payment.

     23.  GENERAL.
          -------

          23.1 Each of the parties hereto acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the Accepted Orders are the complete and exclusive statement of agreement between the parties relating to the subject matter of this Agreement and supersede and cancel all previous understandings, representations, conditions, warranties and all other communications between the parties relating to the subject matter of this Agreement.

          23.2 The terms and conditions of any Exhibits or Addenda and now or hereafter attached to this Agreement are incorporated by this reference and made a part of this Agreement.

     23.3 Variance from the terms and conditions of this Agreement in any Order or other written communication shall be of no force or effect except to the extent accepted or agreed to by Softsense. In the event of a conflict between the terms of this Agreement and the terms of a written communication from Softsense other than as contemplated hereby, the terms and conditions specified in this Agreement shall take precedence.

     23.4 In addition to the charges due under this Agreement, the Customer agrees to pay amounts equal to any federal, state and local taxes designated, levied or based on this Agreement or any activities hereunder, exclusive of taxes based on Softsense's net income. Any personal property taxes assessable on the Equipment after delivery to Customer shall be paid by the Customer. Any amount owed by Customer to Softsense which becomes overdue may, at Softsense's option, bear interest equal to .66% per month.

     23.5 The Agreement is not valid or binding upon Softsense until accepted by Softsense as evidenced by the execution of this Agreement by an authorized representative.

     23.6 Softsense shall secure and maintain in force, while this Agreement remains in effect, insurance with a financially responsible insurance company or companies acceptable to Customer, of the kinds and in the minimum amounts stated below, provided that such amounts are minimum limits only:

           (a) Worker's Compensation as required by the laws of the State in which services subject of this Agreement and any Accepted Order are to be performed. Employer's Liability Insurance shall have a limit of at least five hundred thousand dollars ($500,000) per occurrence.

           (b) Public liability insurance applying to all operations pursuant to or in connection with this Agreement, including any and all amendments or changes hereto, with a combined single limit of at least five hundred thousand dollars ($500,000) per occurrence, and covering, without limitation, premises/operations, completed operations, and independent contractors, contractual liability.

           (c) Automobile liability insurance with a combined single limit of at least five hundred thousand dollars ($500,000) per occurrence.

           (d) Such other or increased insurance coverage(s) as may be required by law. Softsense shall also require each and every of its subcontractors which shall do work hereunder to maintain insurance in force meeting all of the requirements specified above. Except for the Worker's Compensation policy, Customer shall be named as additional insured under all policies of insurance, and all policies shall waive all rights of subrogation against Customer, its parent or affiliated corporation(s), and its or their agents, employees and underwriters with respect to all claims arising out of, or in any way connected with, this Agreement and Accepted Orders in respect hereof. Before commencing Work, Softsense shall furnish Customer with Certificates of Insurance verifying that all insurance required of Softsense is in force. The Certificates shall include the stipulation that no change in, or cancellation of, any policy or policies will be made without written notice to Customer at least thirty (30) days prior to such change or cancellation. If requested by Customer, Softsense shall have its subcontractors furnish the same evidence of insurance required of Softsense. The minimum insurance required by Customer herein shall not limit or diminish in any way the respective rights and obligations of the parties under this Agreement, nor shall such coverage be construed as a limit or extension of Softsense's liability under this Agreement or otherwise. The purchase of insurance by Softsense shall, in no event, relieve Softsense from liability hereunder.

     23.7 Softsense agrees to notify its employees, subcontractors, agents and representatives of Customer's Drug and Alcohol Policy (The Policy). The Policy prohibits Softsense's employees, subcontractors, agents and representatives from:

           (a) using, possessing, distributing or selling drugs while on Customer's premises or while engaged in business related thereto;

           (b) consuming or possessing alcohol in an unsealed or open container while on the Customer's premises;

           (c) reporting to perform work for Customer with unauthorized drugs in his or her body or while under the influence of alcohol; or

           (d) refusing to submit to routine searches of their person, their personal property, and Customer or Softsense assigned property, while entering, on, or leaving the premises.

Softsense agrees to remove and replace, for the purpose of fulfilling its obligations to Customer under this Agreement any of its employees, subcontractors, agents or representatives found to be in violation of The Policy, or those employees that Customer believes to be in violation of The Policy whose compliance with The Policy cannot be certified to by Softsense based upon laboratory testing acceptable to Customer. The foregoing notwithstanding, no employee, subcontractor, agent or representative of Softsense shall be required to submit to searches which are not permitted by law.

     23.8 The possession of alcohol in an unsealed or open container, drugs or drug-related paraphernalia, firearms, explosives, weapons, and hazardous substances or articles is prohibited on the premises of Customer. Entry onto said premises by Softsense, its employees, agents, representatives or subcontractors constitutes consent to and recognition of the right of Customer and its authorized representatives to search the person, automobile, and other property of individuals while entering, on, or departing said premises. Softsense agrees to inform its employees, agents representatives and subcontractors of this implied consent prior to such individual's entry onto Customer's premises.

     IN WITNESS WHEREOF, Softsense and the Customer have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

                                       ACCEPTED BY:

"CUSTOMER"                             "SOFTSENSE"

EMRO MARKETING COMPANY                 SOFTSENSE COMPUTER PRODUCTS INC.

By: /s/ R.N. Yammine                   By: /s/ Thomas J. Barrella
   ------------------------------         -----------------------------------
        (Authorized Signature)                 (Authorized Signature)

Name (Print): R.N. Yammine             Name (Print): Thomas J. Barrella
             --------------------                   -------------------------
Title: President                       Title: Treasurer
      ---------------------------            --------------------------------

                                 ADDENDUM NO. 1
                                       TO
                SOFTSENSE COMPUTER PRODUCTS INC. COMPU-TOUCH(R)
           SOFTWARE LICENSE, SUPPORT AND EQUIPMENT PURCHASE AGREEMENT

     This Addendum ("Addendum No. 1") to the Softsense Computer Products Inc. Compu-Touch(R) Software License, Support and Equipment Purchase Agreement dated May 27, 1994, ("Agreement") between Softsense Computer Products Inc. (.Softsense") and Emro Marketing Company ("Customer") is entered into on the 27th day of May, 1994. The terms "Effective Date" and "Execution Date" as used in this Addendum No. 1 shall mean those dates as identified in the Agreement by such terms, respectively, notwithstanding the date upon which this Addendum No. 1 may be signed. Except as may otherwise be specifically provided herein, the terms and conditions of this Addendum shall be deemed effective on and after the Effective Date.

     1. The parties agree that any conflict between the terms of the Agreement and those of this Addendum No. 1 shall be resolved in favor of the terms of this Addendum No. 1 so long as this Addendum No. 1, or any term hereof subject of such conflict, remains in effect.

     2. This Addendum No. 1 shall serve as formal price confirmation to Customer for specified Equipment and Software licenses and for system staging, installation and training as more fully set forth herein. Any Order issued by Customer and accepted by Softsense referencing Addendum No. 1, while Addendum No. 1 remains in effect, shall be deemed to have incorporated the prices and terms hereof applicable to such Accepted Order except to the extent otherwise set forth on the face of such Accepted Order.

     3. This section of Addendum No. 1 describes all possible Equipment and components thereof and their related costs. These components can be combined in a variety of ways depending on the layout and volume of each Licensed Site. At a minimum a Site Controller, Point-of-Sale station and a Back Office station must be configured. Hardware required to run Software at the home office is not included in this Addendum No. 1. These Equipment prices are valid for one year from the date this Addendum No. 1 is entered into.

SITE CONTROLLER                            [Confidential treatment requested--
                                           See Confidential Treatment Statement
                                           on page one hereof.]
--------------------------------------------------------------------------
486SX-25MHz Cached Compu-Touch Server PC
     1.44MB 3.5" Floppy disk Drive
     8MB Random Access Memory
     Monochrome Card
     120MB SCSI Hard Disk Drive
     120MB SCSI Novell Back Up Hard Drive
     120MB Point-of-Sale Back Up Hard Drive
     SCSI Host Adapter for Primary Hard Drive
     SCSI Host Adapter for Backup Hard Drive
     Novell Netware V4.XX 5-user license
     Ethernet network card and hub
     Sound Capability
     8 port serial port board
     Co-Session remote communications software
9600 Baud Modem for home office communications
2400 Baud Modem for Credit Authorization
Credit Card slip printer

Speakers for sound board
Uninterruptible Power Supply
Monochrome monitor
Keyboard
A/B Switch for pump redundancy
80 column report printer
Label printer
All necessary cables


POINT-OF-SALE STATION                      [Confidential treatment requested--
                                           See Confidential Treatment Statement
                                           on page one hereof.]
--------------------------------------------------------------------------
486SX-25MHz Compu-Touch POS PC
     4MB Random Access Memory
     1MB SVGA Card
     Monochrome Card
     Ethernet Card
     Touch screen controller card
     8 Port serial port board
     Sound Capability
     Boot PROM
     MS DOS 6.XX

Uninterruptible Power Supply (UPS)
Mini Keyboard
Magnetic Stripe reader
Touch-Screen Monitor
Monochrome Monitor
Receipt Printer
Automatic Cash Drawer w/ open/close sensor
Speakers for sound board
All necessary cables


BACK OFFICE STATION                       [Confidential treatment requested--
                                           See Confidential Treatment Statement
                                           on page one hereof.]
--------------------------------------------------------------------------
486SX-25MHz Compu-Touch Back Office PC
     4MB Random Access Memory
     VGA Card
     Ethernet Card
     Boot PROM
     MS DOS 6.XX
Keyboard
Uninterruptible Power Supply
VGA Monitor
All necessary cables

HAND-HELD TERMINAL                        [Confidential treatment requested--
                                           See Confidential Treatment Statement
                                           on page one hereof.]
--------------------------------------------------------------------------
Norand RT1020 Package with Integrated Scanner
     Terminal with battery
     Multiplexer
     Radio Base

Remote Charger
Extra Battery

Softsense will work with Customer, Gilbarco, and Tokheim to provide an interface between the Software and electronic fuel dispensers manufactured by these companies without the use of a pump controller, if this is technically possible and the appropriate information is provided to Softsense by these companies (i.e. PAM1000, DHC). Until that interface is completed, Customer will be responsible for supplying the PAM or DHC. Once the direct interface is complete, Softsense will provide the direct interface through a current loop to RS232 converter at a price to be agreed upon separately.

     4. This section of Addendum No. 1 describes Compu-Touch Software and the license fees therefor. [Confidential treatment requested--See Confidential
Treatment Statement on page one hereof.]     The Compu-Touch Software set may
only be licensed as a complete set. The Set includes the following modules:

     a.   BASE SOFTWARE

          This module is the heart of Compu-Touch. All point-of-sale functions are controlled through this module. This includes all touch-screen capabilities, scanning, receipt printing, etc. Softsense will make available to Customer a menu on the Base Software that will allow for the execution of third-party, Open Architecture computer program applications which are compatible with the Software. Softsense does not make any warranty regarding such third-party applications but any DOS based program that can run on a standard DOS compatible machine should work without error. Softsense will make available to Customer all Software generated data for use with third-party program applications. This data will be available on a read-only basis. Softsense is not responsible for any corruption to Software data files as a result of Customer's use of any third-party application except with respect to proper use of third-party programs provided by or through Softsense or recommended by Softsense.

     b.   ADVANCED CONTROL MODULE

          This module provides for real-time, item-level inventory control. It supports the hand-held computer, allowing Direct Store Delivery and physical audit recording.


     c.   FUEL CONTROL MODULE

          The Fuel Control Software module allows for complete control of fuel transactions through the point-of-sale touch-screen. All fuel transactions are billed out through the touch-screen and are recorded on the electronic journal. The fuel control module also manages fuel inventory and interfaces to various electronic tank monitors.

     d.   HOME OFFICE APPLICATION MODULE

          The Home Office Application Module includes communication capability between the Licensed Site and the home office including a remote assistance program. It also includes office price book maintenance, and store reporting. The Home Office Application Module includes Software that will be loaded on the system located at the Licensed Site and the system located at the home office.

The license fee for the Compu-Touch Software Set is based on the number of sets installed. The following chart describes the license fee for various installation levels:

# OF LICENSED SITES INSTALLED              DIS.           PRICE
-------------------------------------------------------------------------

1-300                                    [Confidential treatment requested--
301-500                                   See Confidential Treatment Statement
501-1000                                  on page one hereof.]
less than 1000



The parties agree that Software support service fees contemplated by and provided for in Paragraph 6.4 of the Agreement shall be determined and calculated in conformity with the license fees set forth in the chart immediately above notwithstanding that Customer may be entitled to, and may take, the special discount provided for in Paragraph 6 of this Addendum No. 1 and notwithstanding that Paragraph 6.4 of the Agreement provides that Software support service fees are to be calculated as a percentage of the one-time license fee actually paid or to be paid by the Customer.

     5. At no additional cost to Customer, upon the execution of the Agreement by both parties, Softsense will provide Customer with the standalone computer programs, including the source codes therefor, developed by Softsense and Customer to support Customer's Daily Sales Report, Payroll and Distributor order entry. For purposes of this Addendum Section 5, the term "standalone" means that the computer programs subject hereof are capable of reading Open Architecture data bases, including without limitation the Software data bases, and are capable of accepting keyed-in data. As between Customer and Softsense, title to these programs will be in Customer and Softsense will execute any document which Customer may reasonably request to perfect title thereof in Customer. Customer acknowledges that at some time in the future Softsense may desire to reacquire an ownership interest in the standalone computer programs subject of this Paragraph 5 or otherwise may wish to have the right to resell versions of these programs to third parties. The parties agree that in such event or events that they will renegotiate ownership rights or other interests in such programs on a case-by-case basis. Anything to the contrary above notwithstanding, so long as they are used in conjunction with the Software and are not modified by Customer or by a third-party not an agent for Softsense, the programs subject of this Addendum Section 5 shall be supported by Softsense pursuant to the terms and conditions of Section 6 of the Agreement as if such programs were Software; provided, however, that Enhancements made to the subject programs at the specific request of Customer and which are not made solely for the purpose of making the subject programs compatible with new Releases shall be subject to additional fees to be separately negotiated by the parties. Additionally Softsense agrees to provide support for unmodified programs subject of this Addendum Section 5 upon mutually agreed terms and conditions should Customer use any of the programs solely in conjunction with computer program applications other than the Software. Softsense agrees to provide programming level support to Customer should Customer wish to modify the programs subject of this Addendum Section 5; provided, however, that no programming level support for such programs will be provided by Softsense until after the rollout of Customer's first sixty (60) store locations.

     6. Based on Customer's fulfillment of the conditions set forth in Paragraph 7 hereof, Softsense will grant an additional flat rate discount of $1,000 to each Software license fee ordered prior to the Execution Date. Applying this discount results in the following net Software license fee at each discount level:


# OF STORES INSTALLED                         NET PRICE
--------------------------------------------------------------------

1-300                                      [Confidential treatment requested--
301-500                                     See Confidential Treatment Statement
501-1000                                    on page one hereof.]
less than 1000

In the event that Customer becomes entitled to and takes the discount provided for in this Paragraph 6 with respect to any particular Software license, the provisions of Paragraph 4 of this Addendum respecting the computation of Software support service fees shall prevail with respect to all Software support. The Software encompassed by this proposal does not include a computer based training module or an entry level back office system. However, in the event that Softsense develops a computer based training module, and Customer decides that the module would suit its business needs, Customer may choose to have the training module included in the system [Confidential treatment requested--See Confidential Treatment Statement on page one hereof.] The computer based training module will consist of a CD ROM player and Softsense Software which will allow Customer to prepare computer based training suited to its needs.

     7. [Confidential treatment requested--See Confidential Treatment Statement on page one hereof.]

     a.   DOWN PAYMENT

          Customer shall have made or shall make a down payment at the time this Addendum No. 1 is signed by both parties equal to the Compu-Touch Software Set price for the first 30 stores to be installed. [Confidential treatment requested--See Confidential Treatment
          Statement on page one hereof.]     Anything in the Agreement to the
          contrary notwithstanding, tender of the down payment and any subsequent prepayment of license fees shall effectuate, subject to the terms and conditions of Section 4 of the Agreement, the immediate grant to Customer of a Software license, as set forth in Paragraph
          4.1.1 of the Agreement, with respect only to those licenses for which Customer has prepaid but for which Customer has not yet received the Software program, regardless of whether or not Customer has issued an Order for such Software and whether or not a specific Licensed Site has been designated for such Software license or licenses. In the event that at the time of prepayment a Licensed Site has not been determined for a license, Customer shall subsequently issue an Order which shall determine the Licensed Site for such license.

     b.   EQUIPMENT ORDER

          Equipment upon which Software subject of Paragraphs 6 and 7 hereof is to run shall be ordered at the same time such Software is ordered.

     c.   PAYMENT POLICY

          Customer shall adhere to the following payment policy for Equipment and Software:

          i.   Customer will issue an Order to Softsense via FAX.

          ii. Softsense will generate a corresponding invoice and FAX it to Customer.

          iii. Customer will process the invoice and remit payment to Softsense within 15 business days of receiving the invoice.

          iv. Softsense will deliver the Equipment and Software to Customer within 45 days of Order date unless a later delivery date is indicated by Customer.

     8. Notwithstanding anything to the contrary in the Agreement or in this Addendum No. 1, Softsense agrees to provide Customer with a cash rebate for each complete Software set (as described in Section 4 of this Addendum No. 1) ordered based on the number of Software sets ordered and license fees therefor paid (each such order and payment being referred to hereinafter as a, "Software set purchased") by Customer on or after the Execution Date. The cash rebate amounts will be as follows:

 NO. OF SOFTWARE SETS PURCHASED   CASH REBATE PER SOFTWARE SET PURCHASED
--------------------------------  --------------------------------------

             1-700                  [Confidential treatment requested--
         700 and above               See Confidential Treatment Statement
                                     on page one hereof.]

Rights to the cash rebate for each Software set purchased shall accrue immediately upon Customer's payment of the license fee therefor. Except in the event of Softsense's inability to perform, materially, its obligations under the Software purchase and sale provisions or the Software maintenance and support provisions of the Agreement and under any addendum or amendment thereto (in which event Customer shall become entitled to demand and to receive immediate payment of all cash rebates accrued), Customer shall not be entitled to payment of cash rebates until a total of seven hundred (700) Software sets have been purchased by Customer on or after the Execution Date and, thereafter, until each additional one hundred (100) Software sets have been purchased by Customer. The cash rebates shall be paid by Softsense within twenty (20) days after Customer has purchased the threshold number of Software sets. In the event that Softsense is unable to pay the cash rebates when due, Customer shall have the option of using any or all of the amount due to purchase additional Software licenses and of requiring Softsense to deliver a promissory note in the amount of any cash rebates which have not been used to purchase additional Software. The aforementioned note shall bear simple interest on the unpaid principal at the rate of six percent (6%) per annum from the date Customer purchased the last of threshold number of Software sets which triggered the obligation of Softsense to pay accrued cash rebates. The principal balance of the note shall be paid in five (5) equal installments due and payable annually, commencing on the first anniversary date of the execution of the note, with any accrued and unpaid interest due and payable upon the payment of each annual installment payment of the principal balance.

     9. In order to be entitled to accrual and payment of the cash rebates set forth above in Section 8, Customer shall comply with the following:

     a. MINIMUM ORDERS

        Contemporaneously with the execution of this Addendum No 1, Customer shall issue an Order for three Hundred (300) Software license sets. Additionally, subject to normal approval procedures for Customer's budget, within ten (10) business days of Customer receiving formal notification from its parent approving Customer's 1995 capital budget, Customer shall issue an Order which, at a minimum, shall be for the lesser of three hundred fifty (350) Software sets or the number of Software sets approved in Customer's 1995 capital budget. Subject to reasonably anticipated business conditions and prudent business judgement, Customer agrees to use good faith efforts to seek approval for the purchase of at least three hundred fifty (350) Software sets in its 1995 capital budget. Anything in the Agreement to the contrary notwithstanding, payment of license fees prior to the delivery of Software to a Licensed Site shall effectuate, subject to the terms and conditions of Section 4 of the Agreement, the immediate grant to Customer of a Software license, as set forth in Paragraph 4.1.1 of the Agreement, with respect only to those licenses for which Customer has paid but which Customer but has not yet received the Software, regardless of whether or not Customer has issued an Order for such Software and whether or not a specific Licensed Site has been designated for such Software license or licenses. In the event that at the time of prepayment a Licensed Site has not been determined for a license, Customer shall subsequently issue an Order which shall determine the Licensed Site for such license.

     b. PAYMENT POLICY

        Customer shall adhere to the following payment policy for Software:

        i.   Customer will issue an Order to Softsense via FAX.

        ii. Softsense will generate a corresponding invoice and FAX it to Customer.

        iii. Customer will process the invoice and remit payment to Softsense within 15 business days of receiving the invoice.

        iv. Softsense will deliver the Software within 15 days of the Order date unless a later delivery date is indicated by the Customer; provided, however, that if the Software is ordered in conjunction with Equipment upon which it is to be run, Softsense will deliver the Equipment and Software to Customer within 45 days of the Order date unless a later delivery date is indicated by Customer.

     10. The cost of system staging indicated in this Section 10 is based on the Software and Equipment components described above and the third-party peripherals purchased by Customer from another supplier set forth in the itemization below:

EQUIPMENT                                              STAGING COST
------------------------------------------------------------------------

Site Controller                                            $111
Point-of-Sales Station                                     $ 78
 Dedicated Back Office Station                             $ 38
Hand-Held Terminal                                         $ 20
Point-of-Sale Scanner (third-party peripheral)             $ 15
Automatic Change Dispenser (third-party peripheral)        $ 15

     11. At Customer's option, as shall be indicated on an Accepted Order, Softsense shall provide installation and/or training services at a rate of [Confidential treatment requested--See Confidential Treatment Statement
on page one hereof.]     per installer/trainer plus travel related expenses.

     12. This section of Addendum No. 1 pertains to related sales of Equipment and Software to Information Resources Inc. ("IRI").

     a. Softsense acknowledges that Customer has entered into a separate agreement with IRI wherein IRI has agreed to provide Customer with Software and staged Equipment (along with associated computer programs) and third-party peripherals as such may be defined or described in the Agreement and this Addendum No. 1. Except as may be otherwise set forth in this Section 12, Softsense agrees, as applicable, to sell, stage and deliver Equipment and third-party peripherals to and/or at the direction of IRI, as appropriate, at the prices and costs set forth in this Addendum No. 1 for the purpose of IRI fulfilling its obligations under the terms of its agreement with Customer. Except as may be otherwise set forth in this Section 12, Softsense agrees that for the purpose of IRI fulfilling its obligations under the terms of its agreement with Customer, Softsense will permit IRI to purchase Software licenses at license fees set forth in this Addendum No. 1 with the understanding that licenses so purchased shall be granted directly to Customer in accordance with the terms and conditions of the Agreement including, specifically, the terms and conditions of Section 4 thereof. Anything in the Agreement or in this Addendum No. 1 to the contrary notwithstanding, the cash rebate provisions and the conditions for receiving same, as set forth in Sections 8 and 9 hereof, shall not apply to any purchases of Software made by IRI and all purchases of Software by IRI, whether before or after the Execution Date, shall be entitled to the flat rate discount set forth in Section 6 hereof if the appropriate conditions of Section 7 shall have been met by IRI. With respect to any Software purchased by IRI but licensed to Customer, the provisions of Section 6 of the Agreement, including all rights and obligations stated therein, shall apply to Softsense and Customer.

     b. Softsense shall make all shipping arrangements for Equipment purchased by IRI, as contemplated hereby, subject to Customer's right to approve the carrier. Softsense shall invoice IRI for shipping charges relating to such purchases.

     c. Anything in this Addendum No. 1 to the contrary notwithstanding, the purchase price to IRI for the Hand-Held Terminal described in Section 3 above shall be $2,500.00. The warranty coverage on Equipment sold to IRI, as contemplated hereby, as such warranty coverage is described in
          Section 5 of the Agreement, shall only be enforceable by Customer. IRI shall be charged a Warranty Transfer fee of $300.00 which will result in the transfer to Customer of all rights and obligations of the Equipment Warranty Plan with respect to Equipment purchased by IRI including the right to exercise options for Extended Equipment Warranty Plan coverage as set forth in Paragraph 5.5.3 of the Agreement. The determination of charges for Extended Equipment Warranty Plan coverage for Equipment purchased by IRI shall be based on charges paid by IRI for each Equipment item (excluding the costs of staging, shipping and any taxes which IRI may have paid pursuant to terms similar to those in Paragraph 23.4 of the Agreement) subject of the Extended Equipment Warranty Plan.

     d. IRI shall be entitled to the flat rate discount on Software license fees as set forth in Section 6 hereof on the condition that IRI complies with the Payment Policy provisions for Equipment and Software set forth in Section 7 above.

     IN WITNESS WHEREOF, Softsense and Customer have caused this Addendum No. 1 to be executed by their respective duly authorized representative.

EMRO MARKETING COMPANY                 SOFTSENSE COMPUTER PRODUCTS
("CUSTOMER")                           INC. ("SOFTSENSE")

By: /s/ R.N. Yammine                   By: /s/ Thomas J. Barrella
   ------------------------------         -----------------------------------
Name: R.N. Yammine                     Name: Thomas J. Barrella
     ----------------------------           ---------------------------------
Title: President                       Title: Treasurer
      ---------------------------            --------------------------------